EXHIBIT 21

Information relating to certain of the subsidiaries of TD Banknorth Inc. as of December 31, 2006 is set forth below. All of the indicated subsidiaries are directly or indirectly wholly-owned by TD Banknorth Inc., except as indicated below.

Direct Subsidiaries:

Name	Jurisdiction of Incorporation
TD Banknorth, NA	United States
Peoples Heritage Capital Trust I	Delaware
Banknorth Capital Trust I	Delaware
Banknorth Capital Trust II	Delaware
Ipswich Statutory Capital Trust I	Connecticut
BFD Preferred Capital Trust I	Delaware
BFD Preferred Capital Trust II	Delaware
CCBT Statutory Trust I	Vermont
HUBCO Capital Trust I	Delaware
HUBCO Capital Trust II	Delaware
Hudson United Capital Trust I	Delaware
Hudson United Capital Trust II	Delaware
Hudson United Statutory Trust I	Connecticut
Northgroup Captive Insurance, Inc.	Connecticut
North Group Realty, Inc.	Vermont

Indirect Subsidiaries:

Name	Jurisdiction of Incorporation
Bancnorth Investment Planning Group, Inc.(1)(2)	Maine
TD Banknorth Leasing Corporation(1)	Maine
TD Banknorth Insurance Agency, Inc.(1)	Maine
Northgroup Asset Management Company(1)(3)	Maine
Flatiron Credit Company, Inc.(1)	Delaware

(1)	Subsidiary of TD Banknorth, NA.

(2)	Holds as a subsidiary Bancnorth Investment and Insurance Agency, Inc., a Massachusetts corporation.

(3)	Owns 100% of the common securities of Northgroup Preferred Capital Corporation, a Maine corporation which has qualified as a real estate investment trust under the Internal Revenue Code. TD Banknorth, NA owns 87% of the preferred securities of Northgroup Preferred Capital Corp.